UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

January 15, 2015

ROGERS CORPORATION

(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188

(Address of Principal Executive Offices and Zip Code)

(860) 774-9605

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 15, 2015, Rogers Corporation (the “Company”) borrowed $125.0 million available under the Company’s existing amended and restated secured credit agreement, as amended by Amendment No 1. (as amended, the “Amended Credit Agreement”), with certain participating banks and financial institutions, including JPMorgan Chase Bank, N.A., as administrative agent, HSBC Bank USA, National Association, RBS Citizens, National Association, Fifth Third Bank and Citibank, N.A., to fund a portion of the Company’s previously announced acquisition of Arlon LLC and its subsidiaries, other than Arlon India (Pvt) Limited. The acquisition is described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2014.

The Amended Credit Agreement provides for borrowings up to $265.0 million, which consists of up to $165.0 million of revolving loans and a $100.0 million term loan. The borrowing bears interest at an initial rate of 1.9375% per annum, which is based on the one month LIBO rate plus a spread of between 175-250 basis points, with the actual spread determined by the Company’s leverage ratio. All borrowings under the Amended Credit Agreement are due and mature on July 13, 2016, but the Company may prepay at any time.

The terms of the Amended Credit Agreement are described in the Company’s Annual Report on Form 10-K, filed with the SEC on February 24, 2014 and the Company’s Quarterly Reports on Form 10-Q filed thereafter. The Amended and Restated Credit Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 10-Q for the quarter ended September 30, 2011, as amended by Amendment No. 1, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

By: /s/ David Mathieson

Name: David Mathieson

Title: Vice President and Chief Financial Officer

Date: January 22, 2015